Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WEBSTER FINANCIAL CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Webster Financial Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify that:

1.

The last paragraph of Article 6 of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (as so amended, the “Charter”), shall be deleted in its entirety.

2.	A new Article 16, the text of which is set forth below, shall be added to the Charter immediately after the existing Article 15 of the Charter:

“Article 16. Limitation of Director and Officer Liability. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer owed to the Corporation or its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Neither the amendment nor repeal of this Article 16, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the Delaware General Corporation Law, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.”

3.	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment shall become effective at the date and time it is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 28th day of April, 2023.

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
Name: John R. Ciulla
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]